Exhibit 10.1

UnionBank	PROMISSORY NOTE SECURED BY MORTGAGE VARIABLE RATE

Debtor Name PriceSmart, Inc.
Debtor Address	Office	Loan Number
9740 Scranton Road	40061	7138345560
Suite 125	Maturity Date	Amount
San Diego, CA 92121	March 1, 2027	$35,700,000.00

$35,700,000.00	Date January 27, 2017

FOR VALUE RECEIVED, on March 1, 2027 (the "Maturity Date"), the undersigned ("Debtor") promises to pay to the order of MUFG UNION BANK, N.A. ("Bank"), the principal sum of Thirty-Five Million Seven Hundred Thousand and No/100 Dollars ($35,700,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate established at the times set forth below (the "Note Rate"). All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed. Notwithstanding any other term or provision hereof to the contrary, if an interest Rate Hedge is outstanding, then interest on this note shall be computed on the basis of a year of 360 days, actual days elapsed.

1.       PAYMENTS. Debtor shall pay interest only installments on the first day of each month beginning on April 1, 2017. Commencing on April 1, 2019, Debtor shall pay principal and interest in installments on the first day of each month. The principal and interest payments shall be sufficient to repay in the aggregate principal and accrued interest due hereunder over a three hundred and thirty six (336) month amortization period. The payments are subject to change if the interest rate changes as provided below. A payment will be treated as made on the date it is received. Each payment will be applied first to accrued but unpaid interest then due, and then to principal. Interest for the period from the date funds are disbursed hereunder (the “Disbursement Date”) to (but excluding) the first day of the calendar month following such date (the “Stub Period”) shall be computed at the Variable Note Rate based on a year of 360 days and the actual number of days in the Stub Period. This interest shall be calculated on the full amount advanced under this note and shall be paid in advance by deducting the amount due from the funds disbursed at closing. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate. Whenever any payment required hereunder falls due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, unless that day falls in a new calendar month, in which event such payment day shall be the next preceding Business Day. Debtor shall pay all amounts due under this note in lawful money of the United States to MUFG Union Bank, N.A., Loan Administration Department, 3151 E. Imperial Highway, Brea, CA 92821 or such other office as may be designated by Bank from time to time.

2.       VARIABLE INTEREST RATE AND PAYMENT TERMS.

2.1       Interest Rate. The amount outstanding hereunder shall bear interest at a rate which is one and seven-tenths percent (1.70%) per annum (the “Credit Spread”) in excess of the LIBOR Rate (such spread and rate, together, the "Variable Note Rate"), such rate to be set as of the Disbursement Date and as of each Interest Change Date, in each case to remain fixed until the next Interest Change Date. The LIBOR Rate shall change on each Interest Change Date.

Promissory Note Secured by Mortgage Variable Rate

Rev. 08/31/15

MIA 185675632v2

2.2       Changes in Payments. On each Interest Change Date, the principal and interest payments will change to the amount necessary to amortize in equal monthly installments of principal and interest the unpaid principal owing at the Interest Change Date over the remaining amortization period at the new Variable Note Rate. For example, if the original amortization period is 240 months, and 12 whole calendar months have elapsed since the disbursement of the loan, the new remaining amortization period would be 228 months. Debtor will pay the amount of the new principal and interest payment beginning on the first monthly payment date after the Interest Change Date and on each subsequent monthly payment date during the then current Interest Period. Notwithstanding the foregoing, if Debtor shall have entered into an Interest Rate Hedge, then on each monthly payment date thereafter, until the Maturity Date, Debtor shall pay the sum of (x) the Adjusted Amortization Amount for such date plus (y) interest accrued at the Variable Note Rate on the outstanding principal amount hereunder.

2.3       Notice of Changes. Bank will deliver to Debtor notice of any changes in the Variable Note Rate or the payments, but the effectiveness and date of such changes shall not be affected by such notice or the lack thereof. Unless otherwise expressly provided for herein, there is no limit on the amount the Variable Note Rate or the payments on this note may increase or decrease on any single Interest Change Date, or in the aggregate throughout the term of this note.

3.       LATE PAYMENTS. If Bank has not received the full amount of any payment hereunder by the end of ten (10) calendar days after the date it is due, Debtor will pay to Bank a late charge in the amount of six percent (6%) of the overdue payment, such late charge to be immediately due and payable without notice or demand by Bank. Debtor will pay this late charge only once on any late payment. Debtor agrees that Bank will incur administrative costs and other damages not compensated by payment of interest as a result of any payment not being made when due and acknowledges that calculation of actual damages is extremely difficult and impracticable and that the foregoing amount is a reasonable estimate of these damages.

4.       INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the Note Rate calculated from the date of default until all amounts payable under this note are paid in full.

5.       PREPAYMENT.

5.1       Debtor may prepay amounts outstanding under this note in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays the prepayment fee due as a result. The prepayment fee shall also be paid if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal prior to its scheduled payment date.-

5.2       The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the interest rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the sooner of the next Interest Change Date or the Maturity Date, and such securities were held by Bank until such date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the sooner of the next Interest Change Date or the Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of this note, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms

Promissory Note Secured by Mortgage Variable Rate

Rev. 08/31/15

MIA 185675632v2

of this note to be outstanding at the sooner of the next Interest Change Date or the Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor. Notwithstanding the foregoing, no prepayment fee shall be payable in connection with a prepayment made on an Interest Change Date.

5.3       Notwithstanding the foregoing, no prepayment fee shall be payable in connection with a prepayment in full hereunder during the sixty (60) day period immediately preceding the Maturity Date.

5.4       In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayment shall be applied to principal payments in the inverse order of their maturity.

5.5       Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes an interest rate upon the understanding that it applies for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.

5.6       If Debtor has entered into an Interest Rate Hedge, Debtor acknowledges and agrees that (i) Bank (or its affiliate) has the right, but not the obligation, under the Swap Documents governing such Interest Rate Hedge, to compel an early termination, in full or in part, of such Interest Rate Hedge as a result of any unscheduled prepayment under this note, (ii) any such early termination may result in payment obligations (which may be substantial in amount) being owed by Debtor to Bank (or any affiliate of Bank) as early termination, close-out or settlement amounts, which amounts shall be determined in accordance with the Swap Documents governing such Interest Rate Hedge and shall be in addition to any prepayment fee and other charges specified herein, and (iii) if such full or partial early termination of the Interest Rate Hedge results in an amount owing by Bank or its affiliate to Debtor, then Bank may in its discretion apply such amount to prepayment of principal hereunder, together with accrued interest on such principal and any resulting prepayment fee. Debtor further acknowledges and agrees that neither Bank nor any of its affiliates is under any obligation to enter into interest Rate Hedges with Debtor and that such Interest Rate Hedges will be governed by documentation separate from this note.

: ______________________________ __________ __________ _________
Debtor Initials Here	ACCELERATION OF TIME FOR PAYMENT. Upon the occurrence of any Event

6        DEFAULT AND

of Default as defined in Section 5 of the Loan Agreement, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable.

7.       ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees (including the fees and costs of Bank's in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and to the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees

Promissory Note Secured by Mortgage Variable Rate

Rev. 08/31/15

MIA 185675632v2

that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of Florida, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of Florida. The mortgage securing this note permits Bank to declare all obligations hereunder immediately due and payable upon the occurrence of certain events described therein.

9.       DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below:

“Adjusted Amortization Amount” means, with respect to any scheduled principal payment date under this note on or after the effective date of an Interest Rate Hedge, unless otherwise expressly agreed by the parties in writing, the amount of principal payable on such scheduled payment date, as determined by Bank as of such effective date, based upon full amortization of the then outstanding principal amount of this note, assuming equal (or nearly equal) payments of principal and interest from such date through the maturity of this note, and further assuming: (i) the relevant Adjusted Swap Rate shall be substituted for such purpose for the Variable Note Rate, (ii) the maturity or termination date of the Interest Rate Hedge shall be deemed the same as the Maturity Date, and (iii) the initial Interest Rate Hedge notional amount shall be deemed equal to the then outstanding principal balance hereunder.

“Adjusted Swap Rate” means, (i) in respect of any interest rate swap, forward swap or swaption, the sum of the fixed rate payable by Debtor thereunder plus the Credit Spread, and (ii) in respect of any interest rate cap or collar transaction, the sum of the cap rate under such transaction plus the Credit Spread.

"Business Day" means (i) except as otherwise provided in clause (ii) below, a day, which is not a Saturday or Sunday, on which banks in the State of California are open for business for the funding of corporate loans, or (ii) for use only in connection with the definition of “LIBOR Rate”, a day which is both a New York Banking Day and a London Banking Day.

"Interest Change Date" means the first day of the first calendar month following the Disbursement Date and the first day of each calendar month occurring at one (1) month intervals thereafter.

"Interest Period" means the period of time from one Interest Change Date to the next or to the Maturity Date, as the case may be.

“Interest Rate Hedge” means any interest rate swap, forward swap or swaption, or interest rate cap or collar transaction now or hereafter entered into between Debtor and Bank or any affiliate of Bank for purposes of hedging or mitigating, fully or partially, interest rate risk under this note.

"LIBOR Rate" means, for any specified Interest Period, a per annum rate of interest equal to the rate for deposits in US Dollars for a period equal to the Interest Period which appears on the Reuters Screen LIBOR 01 Page as of 11:00 a.m., London time, on the day that is two (2) Business Days preceding the first day of such Interest Period.

"London Banking Day" means a day on which dealings in U.S. Dollar deposits in London, England, may be carried on by Bank.

Promissory Note Secured by Mortgage Variable Rate

Rev. 08/31/15

MIA 185675632v2

DEBTOR:

PRICESMART, INC.,

a Delaware corporation

Promissory Note Secured by
Mortgage Variable Rate Rev. 08/31/15 MIA
185675632v2